UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2015

LANTHEUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36569	35-2318913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Treble Cove Road, North Billerica, MA 01862

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (978) 671-8001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On July 9, 2015, the Board of Directors (the “Board”) of Lantheus Holdings, Inc. (the “Company”) appointed James C. Clemmer to serve as a member of the Board, effective immediately.

Mr. Clemmer, age 50, is a seasoned industry executive with more than 25 years of operational, manufacturing, marketing, and business development experience with global healthcare product companies. He most recently served as President of the Medical Supplies segment at Covidien plc, directing strategic and day-to-day operations for global business divisions that collectively manufactured 23 different product categories. In addition, Mr. Clemmer managed global manufacturing, research and development, operational excellence, business development, and all other functions associated with the Medical Supplies business.

During his 15 year tenure at Covidien, Mr. Clemmer served as Group President of Kendall Healthcare and held several increasingly senior roles in marketing and general management within the SharpSafety and Critical Care divisions. Mr. Clemmer, who began his career in the medical device industry with Sage Products, Inc., joined Covidien as part of the Sage Products acquisition in 1999.

Mr. Clemmer is a graduate of the Massachusetts College of Liberal Arts. Mr. Clemmer currently serves as a trustee to the college.

Mr. Clemmer was appointed as a Class II director, with an initial term expiring at the Company’s 2017 annual meeting of stockholders. To accommodate the appointment of this new director, the Board increased the size of the Board from six directors to seven directors. The Board also appointed Mr. Clemmer as an independent member of the Audit Committee of the Board (the “Audit Committee”), effective immediately. To accommodate the appointment of this new Audit Committee member, David Burgstahler resigned from the Audit Committee.

Mr. Clemmer will receive the same cash and equity compensation, expense reimbursement and indemnification rights that the Company provides to its other non-employee members of the Board. Specifically, Mr. Clemmer will be compensated for his services as a director through Board fees of $50,000 per calendar year (prorated for 2015), a one-time equity award at the time of his appointment as described below, the same annual equity awards granted to the Company’s other non-management directors commencing with fiscal year 2016 and reimbursement for out-of-pocket expenses incurred in connection with rendering such services for so long as he serves as a director. As a member of the Audit Committee, he will also receive an annual fee of $10,000 (prorated for 2015).

As part of the compensation for his director services, Mr. Clemmer will receive a one-time equity grant consisting of: (i) stock options to purchase that number of underlying shares of the Company’s common stock having an aggregate value of $50,000 (based on the closing sales price for a share of common stock on the Nasdaq on the trading day before the date of his appointment, or the “Grant Price”); and (ii) that number of shares of restricted common stock having an aggregate value of $50,000 (based on the Grant Price), which will have an initial per share fair market value equal to the Grant Price. All of these grants will vest in three equal installments on the first three anniversaries of the grant date.

A copy of the Company’s press release, dated July 9, 2015, announcing the appointment of Mr. Clemmer to its Board of Directors and Audit Committee is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Lantheus Holdings, Inc. dated July 9, 2015, announcing the appointment of Mr. Clemmer to its Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Michael P. Duffy
Name:	Michael P. Duffy
Title:	Vice President and General Counsel

Date: July 9, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Lantheus Holdings, Inc. dated July 9, 2015, announcing the appointment of Mr. Clemmer to its Board of Directors.